EXHIBIT 21




                         Subsidiaries of the Company


     As of March 4, 1994, the Company owned or controlled the following percentages of the capital stock of the corporations listed below:


                                             State or Country of
     Name of Corporation                        Incorporation         % Owned


Crystal Spectialties, Inc.                   California                 100

Kollmorgen Foreign Sales Corporation         U.S. Virgin Islands        100

Kollmorgen Overseas Development Corporation  Delaware                   100

Proto-Power Corporation                      Delaware                   100

Proto-Technology Corporation                 Delaware                   100

Questec Enterprises, Inc.                    Delaware                   100

31 Sea Cliff Avenue Corporation              New York                   100

Kollmorgen Instruments Corporation           Delaware                   100

Kollmorgen Instruments GmbH                  West Germany               100

Kollmorgen A.G.                              Switzerland                100

Kollmorgen (U.K.) Limited                    Great Britain              100

PMI Motion Technologies GmbH                 West Germany               100

Artus Group                                  France                     100
     Kollmorgen Artus
     Societe Anonyme Cryla